Exhibit 99.1

ARISTA POWER AWARDED PHASE TWO DEVELOPMENT CONTRACT FROM U.S. ARMY TO CONTINUE TO DEVELOP INTELLIGENT MICRO-GRID

ROCHESTER, NY – October 25, 2012 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPW), a manufacturer, designer, and integrator of renewable energy generation, management, and distribution systems, announced today that it has been awarded a $909,000 U.S. Army contract to complete Phase Two development of the new Intelligent Scalable Micro-Grid.

The order recognizes Arista Power’s successful completion and delivery of Phase One of the multi-phase program for the development of an Intelligent Micro-Grid that is being designed to seamlessly integrate both renewable and traditional energy sources to provide the scalability and automatic operation needed to deliver reliable power in remote areas where military operations are taking place which require a broad spectrum of energy needs and applications in order to minimize the use of fossil fuels and save lives by reducing the need to transport diesel fuel.

Arista Power, the prime contractor of this project, is developing the Intelligent Scalable Micro-Grid under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center (“CERDEC”).

Under Phase One of the program, Arista Power delivered the initial intelligent micro-grid to the U.S. Army and demonstrated the system at the Pentagon during the Pentagon Energy Security Event from October 2nd through October 4th, 2012.  Phase Two of the program is to further develop the capacity, scalability, and energy behavior management capabilities, of the Intelligent Micro-Grid.  The program has options for CERDEC to provide additional funding for continued development upon the successful completion of Phase Two.

Mark Matthews, Vice President of Sales & Marketing of Arista Power, said that, “Through the successful completion of Phase One, we are extremely honored to be awarded Phase Two.  Diesel generators provide the majority of power used in theater by the U.S. Army.  The difficulty and expense of providing the fuel to run generators at remote locations is a major concern for the Army.  In response to this concern, the U.S. Army is developing intelligent, scalable micro-grids for remote locations.  We will continue to be a leading partner with the Department of Defense as it moves to achieve these objectives utilizing not only our engineering expertise in the development of the Intelligent Scalable Micro-Grid, but also our Power on Demand peak-shaving system, our Mobile Renewable Power Station, our Man-Portable Micro Wind Turbines, and other products that deliver energy to remote locations with both renewable and traditional energy sources.”

About Arista Power, Inc.

Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, WindTamer wind turbines, and a supplier and designer of solar energy systems.  Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  Arista Power also sells a Mobile Renewable Power Station (MRPS) that utilizes energy generated from wind, solar PV, generators, fuel cells and other energy-generating devices that is stored in an integrated onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station (RPS) that can be drop-shipped to off-grid locations to be used as a micro-grid.  Arista Power’s diffuser-augmented WindTamer wind turbine utilizes a patented technology for the production of electrical power.  For more information on Arista Power, visit the Company website at AristaPower.com.  View, Like, and Follow the Company’s social media platforms at:
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LinkedIn:  Linkedin.com/company/arista-power-inc
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About The U.S. Army Communications-Electronics Research, Development and Engineering Center (“CERDEC”)

The Communications-Electronics Research, Development and Engineering Center (or “CERDEC”) is the United States Army’s information technologies and integrated systems center. Located at the Aberdeen Proving Grounds in Maryland, CERDEC is one of the 10 organizations that make up the U.S. Army Research, Development and Engineering Command (“RDECOM”) and is the leading supplier of advanced Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance capabilities, technologies and integrated solutions for the Warfighter. For more on CERDEC, please go to: www.cerdec.army.mil

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Arista Power, Inc. cautions investors not to place undue reliance on forward-looking statements, which reflect Arista Power’s analysis only as of today’s date. There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  Arista Power undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect Arista Power’s financial results, is included in Arista Power’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.